UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2011

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18 th Street, Suite 2300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

First Amendment to Third Amended and Restated Credit Agreement. On October 18, 2011, we entered into a First Amendment to the Third Amended and Restated Credit Agreement dated March 16, 2010, among Bill Barrett Corporation, as the borrower, each of the lenders and agents party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

The amendment increased the current commitments under our credit facility to $900 million and increased the maximum amount of credit available to us under the credit facility to up to $1.75 billion, subject to the satisfaction of certain conditions. The amendment also added a $25 million swingline loan sub-facility to the credit facility and increased the letter of credit commitment under the credit facility to $100 million. The amendment extended the maturity date of the credit facility to October 31, 2016.

Additionally, the amendment increased the borrowing base under the credit facility to $1.1 billion. The borrowing base under our credit facility is subject to scheduled and interim redeterminations and is computed and subject to adjustment based on factors, including, our proved natural gas and oil reserves, our hedging positions, our sales of assets and our incurrence of additional debt (as permitted under the credit facility) as of a redetermination date.

The amendment decreased the applicable margins for Eurodollar rate loans and alternate base rate loans under our credit facility. Interest on borrowings under our credit facility accrues at either a Eurodollar rate, plus the applicable margin, or an alternate base rate, plus the applicable margin. Under the terms of the amendment, the applicable margins range from 1.50% (for periods in which we have utilized less than 25% of the borrowing base) to 2.50% (for periods in which we have utilized at least 90% of the borrowing base) for Eurodollar rate loans and range from 0.50% (for periods in which we have utilized less than 25% of the borrowing base) to 1.50% (for periods in which we have utilized at least 90% of the borrowing base) for alternate base rate loans.

The amendment also modified the commitment fee that we pay on the average daily amount of the unused amount of the commitment of each lender under the credit facility. The commitment fee per annum is 0.375% (for periods in which we have utilized less than 50% of the borrowing base) and 0.50% (for periods in which we have utilized at least 50% of the borrowing base).

Additionally, the amendment increased certain of our debt and investments baskets under the credit facility and permits the payment of cash dividends on our equity interests subject to certain conditions, including a liquidity test that previously applied to the redemption of convertible notes.

As of October 18, 2011, we had no amounts outstanding under the credit facility, and we are currently in compliance with all financial covenants required by the credit facility.

The foregoing summary is qualified in its entirety by reference to the First Amendment dated as of October 18, 2011 to the Third Amended and Restated Credit Agreement dated as of March 16, 2010, which is attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above hereby is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	First Amendment dated as of October 18, 2011 to Third Amended and Restated Credit Agreement dated as of March 16, 2010, among Bill Barrett Corporation and the banks named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2011	BILL BARRETT CORPORATION

	By:	/s/ Francis B. Barron
Francis B. Barron
Executive Vice President—General Counsel; and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	First Amendment dated as of October 18, 2011 to Third Amended and Restated Credit Agreement dated as of March 16, 2010, among Bill Barrett Corporation and the banks named therein.

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